Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881
www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

SDIX Reports Fourth Quarter and Full Year 2009 Results

Fourth Quarter and Annual Results
Reflect Continued Progress in Business Transition.

NEWARK, DE (February 25, 2010) - Strategic Diagnostics Inc., now doing business as SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic, and food safety applications, today reported financial results for the quarter and fiscal year ended December 31, 2009.

Revenues for the fourth quarter were $6.2 million, compared to $7.0 million for the same period in 2008.  Net loss for the quarter was $65,000, reduced from $12.5 million in 2008. Full year 2009 revenues were $27.2 million, compared to $27.7 million for the same period last year. Net loss for the year was $1.7 million in 2009 compared to $15.8 million in 2008.

Recent Highlights

●
SDIX Collaborates with Fred Hutchinson Cancer Research Center to Discover Biomarkers for Use in Early Detection of Cancer – The objective of the collaboration, which is initially focused on pancreatic cancer, is to identify potential cancer biomarkers to advance the prognostic and diagnostic potential for these challenging diseases.

●
SDIX Selected For Third Time to Produce Monoclonal Antibodies for SAIC-F to Advance Cancer Research – SDIX is the only company to be a repeat recipient of this award, underscoring our expertise, quality, and infrastructure as a premier supplier of comprehensive immuno-solutions.

●
Newly improved RapidChek® E. coli O157 System Awarded AOAC Research Institute Certification for Composite Testing of Raw Beef Products - The AOAC-certified RapidChek E. coli O157 test system, which includes improved materials and reagents, is designed to offer several advantages over competitive testing methods, including greater accuracy, faster results, reduced testing costs, and increased confidence in test results.

●
Dr. Klaus Lindpaintner Joins as Vice President of R&D / Chief Scientific Officer - Dr. Lindpaintner served most recently as Director of the “Roche Molecular Medicine Laboratories” and as Roche’s Global Head, Molecular Medicines Policy and External Affairs, coordinating Roche’s efforts in implementing biomarker research based on genetics, genomics, proteomics, and associated disciplines from early discovery to late-stage clinical trials.

●
Strategic Diagnostics Inc. Becomes SDIX – The new SDIX branding initiative better reflects the Company’s evolution to a biotechnology company, with all of its core capabilities and expanded expertise in developing and delivering a full suite of innovative immuno-solutions.

Francis DiNuzzo, the Company’s President and Chief Executive Officer, commented, “We continue to be pleased with the progress in our efforts to transform SDIX into a focused and successful company providing solutions to the Life Science and Food Safety markets. While fourth quarter revenues were dampened as a result of weak second quarter bookings, we did again show an improvement year over year and in consecutive quarters in operating performance. Overall, 2009 was a solid year in a very difficult economy. Significant progress was made to focus the company for growth; we made strong additions to our leadership team, streamlined processes and scaled operations to improve efficiency and refined our marketing strategies and channel alignment which have begun to show progress with new customer wins and growing bookings.”

Financials

	Three Months Ended December 31,		Year Ended December 31,
In 000s	2009	2008	2009	2008
Revenues	$6,203	$7,028	$27,154	$27,659
Gross Profit	3,190	3,798	14,738	14,568
SG&A Expense	2,707	3,611	13,593	14,425
R&D Expense	659	746	2,894	3,576
Operating Loss	(175)	(4,703)	(1,748)	(7,566)
Pre-tax Loss	(186)	(4,680)	(1,763)	(7,409)
Net Loss	(65)	(12,484)	(1,651)	(15,795)

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended December 31, 2009 was $3.2 million, as compared to $3.8 million for the same period in 2008. Gross margins were 51% for the fourth quarter of 2009, compared to 54% for the same period in 2008. Gross profit for the year ended December 31, 2009 was $14.7 million, as compared to $14.6 million for 2008. Gross margins improved to 54% for 2009, compared to 53% in 2008.

Operating expenses for the fourth quarter of 2009 decreased to $6.4 million, compared to $11.7 million for the fourth quarter of 2008, including a charge of $4.2 million for goodwill impairment in the 2008 quarter.  Operating expenses for the year ended December 31, 2009 decreased to $28.9 million, compared to $35.2 million for the year ended December 31, 2008, including the 2008 goodwill impairment.

Selling, general and administrative (SGA) expenses were $2.7 million for the fourth quarter of 2009, compared to $3.6 million for the same quarter in 2008. This decrease was primarily attributable to lower professional fees related to the recruitment of new management and the settlement of an insurance claim. SGA expenses for the full year 2009 were $13.6 million, compared to $14.4 million in 2008. This decrease is primarily due to lower recruiting fees, reduced severance expense and the insurance settlement net of related expenses.

Research and development (R&D) expenses decreased to $659,000 for the fourth quarter of 2009 from $746,000 for the fourth quarter of 2008, reflecting 11% of revenues for both 2008 and 2009.  R&D expenses for 2009 were $2.9 million, or 11% of revenues, compared to $3.6 million, or 13% of revenues in 2008.

Operating loss for the fourth quarter fell to $175,000, from $4.7 million in the fourth quarter of 2008.  Operating loss for 2009 fell to $1.7 million, from $7.6 million in 2008.

Net loss in the fourth quarter of 2009 fell to $65,000, or $0.00 per diluted share, compared to a net loss of $12.5 million, or $0.62 per diluted share, for the same period in 2008. Net loss for the year ended December 31, 2009 was $1.7 million, or $0.08 per diluted share, compared to a net loss of $15.8 million, or $0.78 per diluted share, for the year ended December 31, 2008.

Life Science Revenues

Life Science revenues were $3.0 million for the quarter ended December 31, 2009, a decrease from $3.8 million for the same period in 2008.

Life Science revenues for the year ended December 31, 2009 increased 4% to $14.3 million as compared to $13.8 million in 2008.  Sales of bulk antibody products increased 10% to $3.4 million, sales of products using the Company’s GAT™ platform increased 8% to $1.6 million and sales of custom polyclonal products increased 2% to $5.7 million. These increases were partially offset by a decline in sales of custom monoclonal products of 4% to $3.3 million.

Kit Revenues

Kit revenues were $3.2 million in the fourth quarter of 2009, reflecting an increase of 4.0% from $3.0 million in 2008.  Kit revenues for the year ended December 31, 2009 were $12.7 million, a decrease of 7% as compared to $13.6 million for 2008. Kit revenues are broken down as follows:

Quarter Ended December 31,	2009	2008

Food Pathogen Products	$1.4 million	$1.3 million
Ag-GMO Products	$0.7 million	$0.7 million
Water and Environmental Products	$1.1 million	$1.0 million

Year Ended December 31,	2009	2008

Food Pathogen Products	$5.5 million	$5.5 million
Ag-GMO Products	$2.4 million	$2.9 million
Water and Environmental Products	$4.8 million	$5.2 million

Balance Sheet

The Company completed the year ended December 31, 2009 with $9.2 million in available and restricted cash, an increase of $717,000 from September 30, 2009, and stockholders’ equity of $20.1 million.

Conference Call

A conference call to review fourth quarter and 2009 results is scheduled for February 25, 2010 at 4:30 p.m. The dial-in number for the live conference call will be 877-407-9210 (201-689-8049 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on February 25, 2010 through 11:59 p.m. ET on March 11, 2010. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 345718.

About SDIX

SDIX is a biotechnology company, expert at creating advantage by providing a broad range of quality, innovative and effective immuno-solutions to the Pharmaceutical, Biotechnology, Diagnostics, and Food Safety markets. For nearly 20 years, SDIX has developed antibodies which advance its customers’ immuno-based work – reducing time, labor, and costs while increasing accuracy and reliability of results.

SDIX offers a full suite of integrated immuno-solution capabilities including assay design, development, and production.  In life science markets, SDIX capabilities are being used to help discover the mechanisms of disease, facilitate the development of new drugs, and provide mechanisms for rapid diagnosis.  For more information, visit www.sdix.com.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

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STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008

Revenues	$6,203	$7,028	$27,154	$27,659

OPERATING EXPENSES:
Manufacturing	3,013	3,230	12,416	13,091
Research and development	659	746	2,894	3,576
Selling, general and administrative	2,707	3,611	13,593	14,425
Goodwill impairment	-	4,150	-	4,150
Gain on disposal of assets	(1)	(6)	(1)	(17)
Total operating expenses	6,378	11,731	28,902	35,225

Operating loss	(175)	(4,703)	(1,748)	(7,566)

Interest income (expense), net	(11)	23	(15)	157

Loss before taxes	(186)	(4,680)	(1,763)	(7,409)

Income tax expense	(121)	7,804	(112)	8,386

Net loss	(65)	(12,484)	(1,651)	(15,795)

Basic loss per share	$(0.00)	$(0.62)	$(0.08)	$(0.78)

Shares used in computing basic
loss per share	20,158,711	20,166,001	20,113,659	20,312,707

Diluted loss per share	$(0.00)	$(0.62)	$(0.08)	$(0.78)

Shares used in computing diluted
loss per share	20,158,711	20,166,001	20,113,659	20,312,707

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Twelve Months
	Ended December 31,
	2009	2008

Cash Flows from Operating Activities :
Net income (loss)	$(1,651)	$(15,795)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities :
Goodwill impairment charge	-	4,150
Depreciation and amortization	1,277	1,401
Share-based compensation expense	591	682
Deferred income tax provision	22	8,566
(Gain) loss on disposal of fixed assets	(1)	(17)
(Increase) decrease in :
Receivables	449	11
Inventories	176	314
Other current assets	(17)	(13)
Other assets	103	(100)
Increase (decrease) in :
Accounts payable	(120)	122
Accrued expenses	(474)	1
Deferred Revenue	11	59
Other non-current liabilities	-	(130)
Net cash used in operating activities	366	(749)

Cash Flows from Investing Activities :
Purchase of property and equipment	(500)	(929)
Proceeds from sale of assets	1	34

Net cash used in investing activities	(499)	(895)

Cash Flows from Financing Activities :
Proceeds from employee stock purchase plan	17	66
Purchase of treasury stock	-	(555)
Restricted cash requirement	(1,250)	-
Repayments on financing obligations	(558)	(593)

Net cash used in financing activities	(1,791)	(1,082)

Effect of exchange rate changes on cash	(119)	(282)

Net decrease in Cash and Cash Equivalents	(2,043)	(3,008)

Cash and Cash Equivalents, Beginning of Period	9,980	12,988

Cash and Cash Equivalents, End of Period	$7,937	$9,980

Supplemental Cash Flow Disclosure :

Cash paid (received) for taxes and tax refunds	(54)	11

Cash paid for interest	84	119

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets :
Cash and cash equivalents	$7,937	$9,980
Restricted cash	1,250	-
Receivables, net	3,650	4,099
Inventories	3,714	3,890
Deferred tax asset	1	3
Other current assets	551	534
Total current assets	17,103	18,506

Property and equipment, net	4,626	5,275
Other assets	10	107
Deferred tax asset	51	71
Intangible assets, net	1,435	1,562
Total assets	$23,225	$25,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$1,658
Accounts payable	571	691
Accrued expenses	1,386	1,860
Deferred revenue	75	64
Total current liabilities	2,432	4,273

Long-term debt	700	-

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,786,515 and 20,680,522 issued
at December 31, 2009 and December 31, 2008, respectively	208	206
Additional paid-in capital	40,958	40,345
Treasury stock, 406,627 common shares at cost
at December 31, 2009 and December 31, 2008	(555)	(555)
Accumulated deficit	(20,276)	(18,625)
Cumulative translation adjustments	(242)	(123)
Total stockholders' equity	20,093	21,248
Total liabilities and stockholders' equity	$23,225	$25,521